CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2020, relating to the financial statements and financial highlights of Salt High truBeta™ US Market ETF and Salt Low truBeta™ US Market ETF , each series of ETF Series Solutions, for the year or period ended December 31, 2019, and to the references to our firm under the headings “Questions and Answers,” “Other Service Providers,” and “Appendix B – Financial Highlights of the Target Funds” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
July 17, 2020